Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

March 9, 2012

The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282,

Murray Street Investment Trust I,

c/o The Goldman Sachs Group, Inc.,

200 West Street,

New York, New York 10282.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the prospectus supplement, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2012 (the “Prospectus Supplement”), to the prospectus included in the post-effective amendment, filed with the SEC on February 16, 2012, to the Company’s Registration Statement on Form S-3 (File No. 333-176914) (as so amended, the “Registration Statement”) under the Securities Act of 1933 (the “Act”).

We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “Material United States Federal Income Tax Consequences” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP